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                                                                   Exhibit 99.1


                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110
                                 (617) 457-0400

Contact: Randy J. Parker                                  FOR IMMEDIATE RELEASE
         Chief Financial Officer


      ONE KENDALL SQUARE IN CAMBRIDGE, MA, SOLD BY BEACON CAPITAL PARTNERS
                                FOR $192 MILLION

                          SPECIAL DIVIDEND PAYMENT SET


BOSTON, January 3, 2001 -- Beacon Capital Partners, Inc. today announced the sale of One Kendall Square, consisting of nine office and laboratory buildings, retail space, a cinema and a parking garage, located in Cambridge, MA. The portfolio was sold for approximately $192 million to a joint venture between Lincoln Property Company, Dallas, TX, and The J.E. Robert Companies, McLean, VA. The closing took place on December 28, 2000.

One Kendall Square, which totals approximately 660,000 square feet, and The Athenaeum Building, located at 215 First Street in Cambridge, were purchased by Beacon Capital Partners as The Athenaeum Portfolio in May 1998 for $195 million. The 215 First Street property, totaling 306,000 square feet, was sold in June 2000 for approximately $68 million to Capital Properties, New York. Beacon's joint venture partner for The Athenaeum Portfolio was an affiliate of PaineWebber.

In addition, as a result of the sale, Beacon Capital Partners will make a special dividend distribution to its shareholders. The distribution, amounting to $2.00 per share, will be paid to shareholders of record as of January 5, 2001. The payment date for the dividend is January 19, 2001.

Beacon Capital Partners, Inc. is a real estate investment company formed in January 1998 by Alan M. Leventhal, Chairman and CEO, and Lionel P. Fortin, President and COO. The company is based in Boston, Massachusetts, and has a regional office in Los Angeles.


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                             ONE KENDALL SQUARE (2)


Certain matters discussed in this press release, including the amount and timing of dividend payments, may constitute forward-looking statements within the meaning of the Federal securities law. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, timely release of occupied square footage upon expiration, interest rates, availability of equity and debt financing and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.